                                                                    Exhibit 99.2


John G. Turner Joins ShopKo Board of Directors


GREEN BAY, WIS., (August 16, 1999) ShopKo Stores, Inc. (NYSE:SKO) announced today the addition of John G. Turner, chairman and chief executive officer of ReliaStar Financial Corporation, Minneapolis, Minn., to its board of directors. He replaces Dr. James Reinertsen, who resigned from the ShopKo board of directors due to time constraints related to his position as chief executive officer of CareGroup Healthcare System, Boston, Mass.

"We are pleased that John Turner is joining our board," said Dale P. Kramer, chairman of ShopKo's board of directors. "His vast experience as a successful business executive will enhance ShopKo's board, as we continue with our mission of delivering comprehensive value to our customers, teammates and shareholders. At the same time, we will miss the contributions of Jim Reinertsen."

Reinertsen said, "ShopKo is an outstanding company, performing well in both the retail and ProVantage health services businesses. I regret that demands of my position at CareGroup have forced me to leave the board, and I wish the company the very best in the future."

Turner was named chairman and chief executive officer of ReliaStar Financial Corporation (formerly Northwestern National Life Companies, Inc.) in 1993. He joined the company in 1967 as an assistant actuary and rose through the management and executive ranks, becoming president and a director in 1982. Named chief operating officer in 1983, Turner was promoted to chief executive officer of ReliaStar in 1991.

Turner received his bachelor of administration degree from Amherst College, Amherst, Mass., in 1961.

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 314 retail stores in 22 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. Retail operations include 158 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, 152 Pamida discount stores in smaller, rural communities, and four Heartland Furniture stores. The company also serves the rapidly growing managed health care industry through its subsidiary ProVantage Health Services, Inc. ProVantage is a leading health benefit management company providing health benefit management services, pharmacy mail services, vision benefit management services and health information and clinical support services. For more information about ShopKo, Pamida or ProVantage, visit our web site at http://www.shopko.com

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors which could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in ShopKo's current Annual Report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings.